Select Inquiries Received through November 2, 2007

How was volume in October?

Unit volume increased 14.7% in October compared to the prior year same period. Dollar volume increased 21.5%. The increase in loan volume is attributed to: (1) a new credit scorecard, (2) October 2007 having 23 business days compared to 22 in October 2006, (3) an improving competitive environment.